Exhibit 10.15
Coventry Health Care, Inc. (“Coventry”)
Summary of Non-Employee Directors’ Compensation

The following table summarizes the components and amounts of the compensation to be paid to eligible non-employee directors for their services in 2010.

Compensation Components	Board or Committee	Compensation
Annual Compensation for Attendance at Regular Board Meetings(1) (paid/vested/deferred quarterly in arrears in accordance with the Plan and includes compensation for five regularly scheduled Board meetings)
	Board	$ 225,000
Annual Committee Chair Retainer (Paid annually in arrears)	Chair of Board	$ 125,000(2)
	Lead Director	25,000
	Chair of Audit Committee	15,000
	Chair of Comp Committee	10,000
	Chair of N/CG Committee	10,000
Attendance at In-Person Special Meeting	Board	$ 3,000
	Audit Committee	3,000
	Comp Committee	3,000
	N/CG Committee	1,500
Participation in a Special Telephonic Meeting	Board	$ 1,000
	Audit Committee	1,000
	Comp Committee	1,000
	N/CG Committee	500
Reimbursement of Reasonable Travel Expenses	All Directors	Actual Costs
New Director Stock Option Grant	New Director	10,000 options to acquire shares which vest in equal amounts over four years
Health and Basic Life Insurance Coverage	All Non-employee Directors
	(voluntary participation)

Subject to the terms of the Plan, non-employee directors may elect the form and the timing of their compensation on an individual basis as summarized in the table below. All elections of the form of payment must be made in multiples of 25%.  The table below summarizes the forms of compensation each individual non-employee director may select as well as certain material terms related to those forms of compensation.

1 Any non-employee directors who become eligible to participate in the Plan after January 1 will receive a pro rata portion of the Annual Compensation.

2 Annual retainer established for the Chairman of the Board. Allen F. Wise, our Chairman of the Board, became our Chief Executive Officer effective January 30, 2009. In light of this, he will receive no compensation in 2010 for his services as a director.  See the Executive Compensation Summary for Mr. Wise’s compensation as Chief Executive Officer of our Company.

Payment “Form” (3)	Maximum Allocation	Payment “Current”	Payment “Deferred”	Vesting
Cash	50%(4)	Paid at the end of each quarter	Credited at the end of each quarter(5)	None
Restricted Stock/ Stock Units	100%	Granted at beginning of year	Stock Units deferred until termination of service or unforeseeable emergency	Quarterly over the year of service
Stock Options	100%	Granted at beginning of year	Exercisable when vested and subject to a 10 year term	Quarterly over the year of service

3   Value of stock options, restricted stock awards and stock units determined in accordance with ASC Topic 718.

4     Percentage limit may be waived with the approval of the Chairman of the Compensation Committee.

5     Deferred cash will be credited quarterly with interest based on the Company’s borrowing rate set at the beginning of each year (the 2009 rate is approximately 0.99%).